Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2014 Second-Quarter Results

9 Percent Net Sales and 18 Percent Adjusted EBITDA Growth Versus Prior Year

•       Net Sales increased 9 percent to $2,447 million

•       Operating Income improved 22 percent to $186 million

•       Adjusted EBITDA increased 18 percent to $258 million

•       Adjusted Net Income per diluted share increased 117 percent to $0.51 (Net Income per diluted share of $0.24)

ATLANTA, GA — September 9, 2014 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales for the second quarter of fiscal 2014 ended August 3, 2014 of $2.4 billion, an increase of $210 million, or 9 percent, as compared to the second quarter of fiscal 2013.  The second quarter performance represents the seventeenth consecutive quarter of year-over-year average daily sales growth.  The company believes its sales performance represents growth of approximately 600 basis points in excess of its market growth estimate.

“I am very pleased with our execution in the second quarter,” stated Joe DeAngelo, CEO of HD Supply. “We delivered strong organic sales and earnings growth and remain cautiously optimistic about what seems to be improving end markets.”

Gross profit increased $65 million, or 10 percent, to $722 million for the second quarter of fiscal 2014 compared to $657 million for the second quarter of fiscal 2013. Gross profit was 29.5 percent of Net sales for the second quarter of fiscal 2014, up approximately 10 basis points from 29.4 percent of Net sales for the second quarter of fiscal 2013.  Gross profit improvement was driven by execution of the company’s category management initiatives, partially offset by the competitive environment and mix of products and services.

Operating income increased $34 million, or 22 percent, to $186 million for the second quarter of fiscal 2014 compared to $152 million for the second quarter of fiscal 2013. Operating income as a percentage of Net sales increased approximately 80 basis points during the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013.  The improvement was primarily driven by a reduction in Selling, general and administrative expenses as a percentage of Net sales and improvements in gross margins.

Adjusted EBITDA increased $39 million, or 18 percent, to $258 million for the second quarter of fiscal 2014 compared to $219 million for the second quarter of fiscal 2013. Each of our reportable segments reported an increase in Adjusted EBITDA reflecting the continued focus on initiatives execution to drive growth in excess of our estimate of market growth.  Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 11 percent in the second quarter of fiscal 2014 as compared to 10 percent in the second quarter of fiscal 2013.

Net income increased $120 million to $48 million for the second quarter of fiscal 2014 as compared to a Net loss of $72 million in the second quarter of fiscal 2013.  The improvement in Net income is attributable to higher operating income and lower interest expense in the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013. In addition, the second quarter of fiscal 2013 included a loss on extinguishment of debt. Net income per diluted share was $0.24 in the second quarter of fiscal 2014, as compared to a Net loss per diluted share of $0.47 in the second quarter of fiscal 2013.

Adjusted net income increased $65 million to $102 million for the second quarter of fiscal 2014 as compared to an Adjusted net income of $37 million in the second quarter of fiscal 2013.  The increase in Adjusted net income is attributable to sales growth, improving gross margins, and a reduction in interest expense.  Adjusted net income per diluted share was $0.51 in the second quarter of fiscal 2014, as compared to an Adjusted net income of per diluted share $0.23 in the second quarter of fiscal 2013.

Business Unit Performance

Facilities Maintenance

Net sales increased $48 million, or 8 percent, to $686 million in the second quarter of fiscal 2014 as compared to $638 million in the second quarter of fiscal 2013.  Adjusted EBITDA increased $14 million, or 11 percent, to $139 million during the second quarter of fiscal 2014 as compared to $125 million in the second quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points in the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013.

Waterworks

Net sales increased $64 million, or 11 percent, to $665 million in the second quarter of fiscal 2014 as compared to $601 million in the second quarter of fiscal 2013.  Adjusted EBITDA increased $7 million, or 14 percent, to $57 million during the second quarter of fiscal 2014 as compared to $50 million in the second quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 30 basis points in the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013.

Power Solutions

Net sales increased $32 million, or 7 percent, to $488 million in the second quarter of fiscal 2014, as compared to $456 million in the second quarter of fiscal 2013.  Adjusted EBITDA increased $3 million, or 17 percent, to $21 million during the second quarter of fiscal 2014 as compared to $18 million in the second quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales increased approximately 40 basis points in the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013.

Construction & Industrial - White Cap

Net sales increased $53 million, or 16 percent, to $389 million in the second quarter of fiscal 2014 as compared to $336 million in the second quarter of fiscal 2013.  Adjusted EBITDA increased $9 million, or 38 percent, to $33 million during the second quarter of fiscal 2014 as compared to $24 million in the second quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales increased approximately 140 basis points during the second quarter of fiscal 2014 as compared to the second quarter of fiscal 2013.

Year-to-Date Results

Net sales for the first half of fiscal 2014 increased $323 million, or 8 percent, to $4.6 billion, as compared to $4.3 billion the first half of fiscal 2013. Gross profit for the first half of fiscal 2014 increased by $103 million, or 8 percent, to $1.4 billion compared to $1.3 billion for the first half of fiscal 2013. Gross profit for the first half of fiscal 2014 was 29.4 percent of Net sales versus 29.2 percent of Net sales for the first half of fiscal 2013.

Operating income for the first half of fiscal 2014 increased $52 million, or 21 percent, to $305 million compared to operating income of $253 million for the first half of fiscal 2013. The improvement in operating income reflects sales growth of 8 percent and an approximately 60 basis point decline in operating expenses as a percent of Net sales.

Adjusted EBITDA for the first half of fiscal 2014 increased $64 million, or 17 percent, to $448 million compared to $384 million in the first half of fiscal 2013. Adjusted EBITDA for the first half of fiscal 2014 increased to 9.7 percent of Net sales versus 9.0 percent of Net sales for the first half of fiscal 2013.

Net income for the first half of fiscal 2014 increased $239 million to $36 million compared to a Net loss of $203 million for the first half of fiscal 2013. Net income per diluted share was $0.18 in the first half of fiscal 2014, as compared to a Net loss per diluted share of $1.43 in the first half of fiscal 2013.

Adjusted net income for the first half of fiscal 2014 increased $118 million to $141 million compared to an Adjusted net income of $23 million in the first half of fiscal 2013. Adjusted net income per diluted share for the first half of fiscal 2014 was $0.71 as compared to an Adjusted net income per diluted share of $0.16 in the first half of fiscal 2013.

Second-Quarter Monthly Sales Performance

Net sales for May, June and July were $712 million, $790 million and $945 million, respectively.  There were 19 selling days in May, 20 selling days in June and 24 selling days in July.  Average year-over-year daily sales growth for May, June and July were 9.6 percent, 10.1 percent and 8.6 percent, respectively.

Preliminary August Sales

Preliminary Net sales in August were $785 million.  There were 20 selling days in August and average daily sales were up 10.1 percent versus prior year.  Preliminary August year-over-year average daily sales growth by business is Facilities Maintenance 9.2 percent, Waterworks 10.2 percent, Power Solutions 7.4 percent, and Construction & Industrial — White Cap 16.8 percent.

2014 Third Quarter Outlook

The company anticipates Net sales in the third quarter of fiscal 2014 to be in the range of $2,425 million to $2,500 million, Adjusted EBITDA in the range of $255 million to $265 million, and Adjusted net income per diluted share in the range of $0.48 to $0.55.  The third quarter fiscal 2014 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 201 million.

Fiscal 2014 Second-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, September 9, 2014 at 8:00 a.m. (Eastern Time) to discuss its second quarter fiscal 2014 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “—Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 650 locations across 48 states and seven Canadian provinces, the company’s approximately 16,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, as amended, for the fiscal year ended February 2, 2014, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, except share and per share data, unaudited

	Three Months Ended		Six Months Ended
	August 3, 2014	August 4, 2013	August 3, 2014	August 4, 2013
Net Sales	$2,447	$2,237	$4,608	$4,285
Cost of sales	1,725	1,580	3,255	3,035
Gross Profit	722	657	1,353	1,250
Operating expenses:
Selling, general and administrative	468	444	915	877
Depreciation and amortization	64	61	126	120
Restructuring	4	—	7	—
Total operating expenses	536	505	1,048	997
Operating Income	186	152	305	253
Interest expense	116	145	232	292
Loss on extinguishment & modification of debt	—	46	2	87
Other (income) expense, net	—	20	1	20
Income (Loss) from Continuing Operations Before Provision for Income Taxes	70	(59)	70	(146)
Provision for income taxes	22	12	23	55
Income (Loss) from Continuing Operations	48	(71)	47	(201)
Income (loss) from discontinued operations, net of tax	—	(1)	(11)	(2)
Net Income (Loss)	$48	$(72)	$36	$(203)

Weighted Average Common Shares Outstanding (thousands)
Basic	194,227	153,433	193,543	142,006
Diluted	200,454	153,433	199,502	142,006

Basic Earnings Per Share(1):
Income (Loss) from Continuing Operations	$0.25	$(0.46)	$0.24	$(1.42)
Income (Loss) from Discontinued Operations	$—	$(0.01)	$(0.06)	$(0.01)
Net Income (Loss)	$0.25	$(0.47)	$0.19	$(1.43)
Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$0.24	$(0.46)	$0.24	$(1.42)
Income (Loss) from Discontinued Operations	$—	$(0.01)	$(0.06)	$(0.01)
Net Income (Loss)	$0.24	$(0.47)	$0.18	$(1.43)

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

Amounts in millions, except share and per share data, unaudited

	Three Months Ended		Six Months Ended
	August 3, 2014	August 4, 2013	August 3, 2014	August 4, 2013

Non-GAAP financial data:
Adjusted EBITDA	$258	$219	$448	$384
Adjusted Net Income (Loss)	$102	$37	$141	$23
Weighted average common shares outstanding (in thousands)
Basic	194,227	153,433	193,543	142,006
Diluted (2)	200,454	157,751	199,502	146,216
Adjusted Net Income (Loss) Per Share - Basic	$0.53	$0.24	$0.73	$0.16
Adjusted Net Income (Loss) Per Share - Diluted	$0.51	$0.23	$0.71	$0.16

(1)         May not foot due to rounding.

(2)         The dilution calculation assumes a share price of $18.00 for all days prior to the company’s initial public offering on June 27, 2013.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, unaudited

	August 3, 2014	February 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$229	$115
Receivables, less allowance for doubtful accounts of $17 and $18	1,308	1,046
Inventories	1,181	1,072
Deferred tax asset	7	7
Other current assets	50	63
Total current assets	2,775	2,303
Property and equipment, net	403	405
Goodwill	3,137	3,137
Intangible assets, net	270	338
Other assets	129	141
Total assets	$6,714	$6,324

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$877	$664
Accrued compensation and benefits	136	149
Current installments of long-term debt	10	10
Other current liabilities	314	270
Total current liabilities	1,337	1,093

Long-term debt, excluding current installments	5,640	5,534
Deferred tax liabilities	129	114
Other liabilities	309	347
Total liabilities	7,415	7,088

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 195.9 million and 192.4 million shares issued and outstanding at August 3, 2014 and February 2, 2014, respectively	2	2
Paid-in capital	3,794	3,752
Accumulated deficit	(4,468)	(4,503)
Accumulated other comprehensive loss	(13)	(15)
Treasury stock, at cost, 0.6 million shares at August 3, 2014	(16)	—
Total stockholders’ equity (deficit)	(701)	(764)
Total liabilities and stockholders’ equity (deficit)	$6,714	$6,324

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Six Months Ended
	August 3, 2014	August 4, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$36	$(203)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	129	122
Provision for uncollectibles	4	2
Non-cash interest expense	12	16
Payment of PIK interest & discounts upon extinguishment of debt	(1)	(364)
Loss on extinguishment & modification of debt	2	87
Stock-based compensation expense	9	8
Deferred income taxes	19	45
Other	3	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(265)	(221)
(Increase) decrease in inventories	(108)	(125)
(Increase) decrease in other current assets	12	(2)
Increase (decrease) in accounts payable and accrued liabilities	198	52
Increase (decrease) in other long-term liabilities	4	6
Net cash provided by (used in) operating activities	54	(577)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(61)	(64)
Proceeds from sales of property and equipment	1	5
Proceeds from sale of investments	—	936
Settlements for businesses acquired, net of cash acquired	—	2
Net cash provided by (used in) investing activities	(60)	879
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock in initial public offering, net of transaction fees	—	1,040
Proceeds from issuance of common stock under employee benefit plans	33	—
Purchase of treasury shares	(15)	—
Borrowings of long-term debt	20	79
Repayments of long-term debt	(24)	(1,619)
Borrowings on long-term revolver debt	306	520
Repayments on long-term revolver debt	(196)	(320)
Debt issuance and modification costs	(3)	(34)
Other financing activities	(2)	1
Net cash provided by (used in) financing activities	119	(333)
Effect of exchange rates on cash and cash equivalents	1	(1)
Increase (decrease) in cash and cash equivalents	$114	$(32)
Cash and cash equivalents at beginning of period	115	141
Cash and cash equivalents at end of period	$229	$109

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, unaudited

	Facilities Maintenance	Waterworks	Power Solutions	Construction & Industrial -White Cap

Three Months Ended August 3, 2014
Net Sales	$686	$665	$488	$389
Adjusted EBITDA	139	57	21	33
Depreciation(1) & Software Amortization	13	3	3	7
Other Intangible Amortization	20	1	4	5

Three Months Ended August 4, 2013
Net Sales	$638	$601	$456	$336
Adjusted EBITDA	125	50	18	24
Depreciation(1) & Software Amortization	11	3	2	4
Other Intangible Amortization	20	1	4	5

Six Months Ended August 3, 2014
Net Sales	$1,290	$1,216	$949	$733
Adjusted EBITDA	248	98	39	55
Depreciation(1) & Software Amortization	25	5	4	11
Other Intangible Amortization	40	2	9	10

Six Months Ended August 4, 2013
Net Sales	$1,199	$1,124	$918	$646
Adjusted EBITDA	225	88	36	38
Depreciation(1) & Software Amortization	22	5	3	8
Other Intangible Amortization	40	2	9	10

(1) Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-

cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the third quarter of fiscal 2014 are included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•                       although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	August 3, 2014	August 4, 2013	August 3, 2014	August 4, 2013
Net income (loss)	$48	$(72)	$36	$(203)
Less income (loss) from discontinued operations, net of tax	—	(1)	(11)	(2)
Income (loss) from continuing operations	$48	$(71)	$47	$(201)
Interest expense	116	145	232	292
Depreciation and amortization (i)	66	61	129	121
Provision from income taxes	22	12	23	55
Stock-based compensation	4	5	9	8
Restructuring (ii)	4	—	7	—
Loss on extinguishment & modification of debt (iii)	—	46	2	87
Costs related to the initial public offering (iv)	—	20	—	20
Costs related to the secondary public offering (v)	—	—	1	—
Management fee & related expenses paid to Equity Sponsors (vi)	—	1	—	2
Other	(2)	—	(2)	—
Adjusted EBITDA	$258	$219	$448	$384

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.

(v)                                  Represents the costs expensed in connection with the company’s secondary public offering.  All of the shares of common stock sold in the secondary public offering were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares.

(vi)                              The company was previously party to consulting agreements with the Equity Sponsors whereby the company paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with the company’s’ initial public offering in the second quarter of fiscal 2013.

Adjusted Net Income (Loss)

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted net income (loss) for the periods presented (amounts in millions):

	Three Months Ended		Six Months Ended
	August 3, 2014	August 4, 2013	August 3, 2014	August 4, 2013
Net income (loss)	$48	$(72)	$36	$(203)
Less income (loss) from discontinued operations, net of tax	—	(1)	(11)	(2)
Income (loss) from continuing operations	48	(71)	47	(201)
Plus: Provision for income taxes	22	12	23	55
Less: Cash income taxes	(6)	(3)	(7)	(5)
Plus: Amortization of acquisition-related intangible assets (other than software)	34	33	68	67
Plus: Restructuring (i)	4	—	7	—
Plus: Loss on extinguishment & modification of debt (ii)	—	46	2	87
Plus: Costs related to the initial public offering (iii)	—	20	—	20
Plus: Costs related to the secondary public offering (iv)	—	—	1	—
Adjusted net income (loss)	$102	$37	$141	$23

(i)                                    Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(ii)                                Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iii)                            Represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors for termination of the consulting agreements.

(iv)                              Represents the costs expensed in connection with the company’s secondary public offering.